SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report  (Date of earliest event reported)                         September 27, 2005

Mothers Work, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number  0-21196

Delaware	13-3045573
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

456 North 5th Street Philadelphia, PA 19123
(Address of principal executive offices) (zip code)

Registrant’s telephone number (including area code): (215) 873-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

Acceleration of Stock Options

On September 27, 2005, the Compensation Committee (“the Committee”) of the Board of Directors (the “Board”) of Mothers Work, Inc. (the “Company”) approved, and the Board ratified, the acceleration of the vesting of all outstanding stock options having exercise prices of $23.50 or more.  Options to purchase 133,500 shares, having exercise prices ranging from $23.62 to $37.05 per share, were affected by the vesting acceleration.  The closing price of the Company’s common stock on September 26, 2005 (the trading day prior to the vesting acceleration) as reported by The Nasdaq Stock Market, Inc. was $11.31 per share.

The Company’s named executive officers who held options that were affected by the vesting acceleration are as follows: (1) Edward M. Krell, Executive Vice President, Chief Financial Officer – options for 24,000 shares at a per share exercise price of $23.62; and (2) David Mangini, Executive Vice President, General Merchandise Manager – options for 3,000 shares at a per share exercise price of $37.05 and options for 2,400 shares at a per share exercise price of $23.62.  None of the stock options that were affected by the vesting acceleration are held by members of the Board.

The primary purpose of this accelerated vesting program was to eliminate the compensation expense associated with these stock options that the Company would otherwise have been required to recognize in future financial statements pursuant to Statement of Financial Accounting Standards No. 123R, which is effective for the Company beginning in the first quarter of fiscal 2006, which commenced on October 1, 2005.  The amount of future compensation expense that will be avoided in connection with this acceleration is approximately $2.0 million, on a pre-tax basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: October 17, 2005	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Executive Vice President – Chief Financial Officer